Exhibit 10.1
COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”), dated as of December 10, 2023, is by and among L3Harris Technologies, Inc., a Delaware corporation (the “Company”), and the limited liability companies executing this Agreement on the signature pages hereto (such limited liability companies collectively, the “D. E. Shaw Parties”).
WHEREAS, the Company and the D. E. Shaw Parties have engaged in certain discussions concerning the Company; and
WHEREAS, the Company and the D. E. Shaw Parties desire to enter into an agreement regarding the appointment of three new independent directors (selected in accordance with the terms hereof) to the Board of Directors of the Company (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the D. E. Shaw Parties and the Company agree as follows:
1.Board of Directors.
(a)New Directors. As of the date hereof, the Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary to appoint each of (i) William Swanson (“Mr. Swanson”) and (ii) Kirk Hachigian (“Mr. Hachigian,” and together with Mr. Swanson, the “Initial New Directors”) as members of the Board, such appointments effective as of the date of this Agreement. The Company further agrees that the Board and all applicable committees thereof shall take such actions as are necessary to nominate each of the Initial New Directors for election as directors of the Company at the Company’s 2024 annual meeting of shareholders (the “2024 Annual Meeting”), together with the other persons included in the Board’s slate of nominees for election as directors at the 2024 Annual Meeting, with terms expiring at the Company’s 2025 annual meeting of shareholders (the “2025 Annual Meeting”), and will (i) recommend that the shareholders of the Company vote to elect each of the Initial New Directors as directors of the Company at the 2024 Annual Meeting and (ii) use its reasonable best efforts to support and solicit proxies for the election of each of the Initial New Directors to serve for one-year terms in the same manner in which the Company supports and solicits proxies for its other nominees up for election in connection with the 2024 Annual Meeting. The Board and all applicable committees thereof, based on information provided by the D. E. Shaw Parties and the New Directors, have determined, on or prior to the date hereof, that each of the Initial New Directors (A) qualify as “independent directors” under the applicable rules of the New York Stock Exchange, the rules and regulations of the SEC and any director independence standards adopted by the Board that are applicable to all non-executive directors on the Board and (B) satisfy the guidelines and policies with respect to service on the Board applicable to all non-management directors (including the requirements set forth in Section 1(g) hereof). The Company and Board have agreed to take all necessary action to waive any retirement policy in place, in the Company’s Corporate Governance Guidelines of the Board of Directors or otherwise, that could be deemed to have the effect of precluding Mr. Swanson from standing for election as a director on the Board at the 2024 Annual Meeting.
(b)Additional New Director. The Board and all applicable committees thereof will take such actions as are necessary to appoint an additional director to be identified by the D.E. Shaw Parties and reasonably acceptable to the Board acting in good faith (the “Additional New Director,” and together with the Initial New Directors, the “New Directors”), as a member of the Board effective as of the Completion Date (as defined below); provided, that at the time of the Additional New Director’s appointment to the Board, (i) his or her service as a director would not violate any applicable law (including Section 8 of the Clayton Act), (ii) he or she has not, after the date of this Agreement, taken, or failed to take, any action that if taken or failed to have been taken while he or she was serving as a member of the Board would have constituted a violation of the Company’s Code of Conduct, and (iii) he or she then qualifies as an “independent director” under the applicable rules of the New York Stock Exchange, the rules and regulations of the SEC and the director independence standards adopted by the Board and satisfies the guidelines and policies with respect to service on the Board applicable to all non-management directors of the Company (including the requirements set forth in Section 1(g) hereof) (the requirements set forth in the foregoing clauses (i)-(iii), the “Director Criteria”), with such determination to be made by the Board, acting reasonably and in consultation with the D.E. Shaw Parties. In the event the Board determines that the Additional New Director fails to satisfy the Director Criteria, the Company and the D.E. Shaw Parties shall cooperate to identify and mutually agree upon a replacement director candidate (who is not an affiliate of the D. E. Shaw Parties and satisfies the Director Criteria) who will be appointed as a member of the Board as soon as practicable in place of the Additional New Director (such replacement director candidate to be deemed the “Additional New Director” and a “New Director” for all purposes of this Agreement). The Company further agrees that the Board and all applicable committees thereof shall take such actions as are necessary to nominate the Additional New Director for election as a director of the Company at the Company’s 2024 Annual Meeting if the appointment of the Additional New Director occurs on or prior to such annual meeting, and will (i) recommend that the shareholders of the Company vote to elect the Additional New Director as a director of the Company at such annual meeting and (ii) use its reasonable best efforts to support and solicit proxies for the election of the Additional New Director to serve for a one-year term in the same manner in which the Company supports and solicits proxies for its other nominees up for election in connection with such annual meeting. If such appointment occurs after the date of the 2024 Annual Meeting, the Board may, but shall not be required to, nominate, recommend that the shareholders of the Company elect and use the same reasonable best efforts to support and solicit proxies for the election of the Additional New Director for election as a director of the Company at the Company’s 2025 Annual Meeting.
(c)New Director Information. The D. E. Shaw Parties acknowledge that, prior to the appointment of the New Directors to the Board and prior to the nomination of the applicable New Directors for election at the 2024 Annual Meeting, the New Directors must provide (i) any information the Company reasonably requests in connection with such appointment or nomination, including completion of the Company’s standard D&O questionnaire and other customary onboarding documentation and an executed consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected for the full term for which the New Directors are elected at any future annual meeting of the Company’s shareholders (an “Annual Meeting”), in each case, as provided by the Company (for the avoidance of doubt, the Company hereby agrees to provide all such information in connection with the 2024 Annual Meeting to the New Directors no later than the date on which such information is provided to the Company’s other non-management directors), (ii) information requested by the Company that is required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards or as may be requested or required by any regulatory or governmental authority having jurisdiction over the Company or any of its Affiliates, (iii) information reasonably requested by the Company in connection with assessing the New Directors’ eligibility to serve on the Board and satisfaction of the Director Criteria, (iv) such written consents reasonably requested by the Company for the conduct of the Company’s vetting procedures generally applicable to non-management directors of the Company and the execution of any documents required by the Company of non-management directors of the Company to assure compliance with the matters referenced in Section 1(g) and (v) such other information reasonably requested by the Company including (A) an acknowledgment from each New Director that he or she intends to serve for the full term for which he or she is appointed or elected at any Annual

Meeting (including any term to which they would be elected at the 2024 Annual Meeting) and (B) such information as is necessary or appropriate for the Company or its agents to perform a background check in the manner generally performed for non-management directors of the Company, including an executed consent to such background check.
(d)New Director Agreements, Arrangements and Understandings. The D. E. Shaw Parties agree that neither they nor any of their Affiliates (i) has paid or will pay any compensation to any New Director in connection with such person’s service on the Board or any committee thereof or (ii) has or will have any agreement, arrangement, or understanding, written or oral, with any New Director regarding such person’s service or actions on the Board or any committee thereof. The D. E. Shaw Parties further represent and warrant that they are not a party to any written agreement, arrangement, or understanding with any New Director regarding the Company or the Board that has not been disclosed to the Company.
(e)Formation of Business Review Committee. Substantially concurrently with the execution of this Agreement (but in no event later than two (2) business days hereafter), the Board shall take all action necessary to establish an ad hoc Business Review Committee of the Board to conduct a business review of the Company’s operational performance, cost structure, and portfolio composition, as well as to explore all value creation levers available to the Company (the “Business Review Committee”), and the Board shall adopt the Business Review Committee’s charter in the form attached as Exhibit A hereto (the “Business Review Committee Charter”). The Business Review Committee shall consist of four (4) directors, two (2) of whom shall be the Initial New Directors. Mr. Swanson and Roger B. Fradin shall serve as co-chairs of the Business Review Committee. If any Initial New Director or Mr. Fradin is unable or unwilling to serve as a member of the Business Review Committee, resigns as a member, is removed as a member or ceases to be a member for any other reason prior to the end of the Cooperation Period (as defined below), the Company and the D. E. Shaw Parties shall cooperate to select a replacement director, including any New Director, then serving on the Board. The Business Review Committee Charter shall not be modified prior to the end of the Cooperation Period except with the prior written consent of a majority of the Business Review Committee members. The Business Review Committee shall endeavor to complete its review and make recommendations to the Board (the “Completion Date”) on or prior to the date of the Company’s 2024 Annual Meeting. To assist the Business Review Committee in conducting its review, the D.E. Shaw Parties will inquire with any consultants engaged by the D.E. Shaw Parties in connection with reviewing the Company as to whether they’re willing to share their reports and recommendations with the Business Review Committee, and should they agree to share such reports and recommendations, the D.E. Shaw Parties will share them with the Business Review Committee.
(f)Standing Committee Appointments. Effective concurrently upon the appointment of the applicable New Directors to the Board, the Board and all applicable committees thereof shall consider the New Directors for membership on the Board’s other standing committees in accordance with its usual practices and in the same manner it considers the appointment of non-management directors.
(g)Company Policies. The Company and the D.E. Shaw Parties (together, the “Parties”) acknowledge that the New Directors and any Replacement New Director (as defined below), upon election or appointment to the Board, as applicable, will be governed by, and subject to, the same protections and obligations as other non-management directors of the Company regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading and disclosure, director resignation, and other governance guidelines and policies of the Company, including the Restated Certificate of Incorporation (as amended) or the Company’s Amended and Restated Bylaws (collectively, the “Organizational Documents”) and the Company’s Corporate Governance Guidelines (collectively, “Company

Policies”), and shall have the same rights and benefits, including, without limitation, with respect to insurance, indemnification, preparation and filing with the SEC, at the Company’s expense, any Forms 3, 4 and 5 under Section 16 of the Exchange Act, compensation and fees, as are applicable to all non-management directors of the Company. The D.E. Shaw Parties understand and acknowledge that the Company’s Code of Conduct, Corporate Governance Guidelines and Insider Trading Policy require directors to maintain the confidentiality of Board and committee deliberations and proceedings as well as any information received in connection with their service as a director and prohibit the disclosure of material non-public information and other proprietary information to third parties without proper authorization and/or clearance.
(h)Termination. The Company’s obligations under this Section 1 shall terminate, and the D. E. Shaw Parties shall have no rights under this Section 1, upon any material breach of this Agreement by any D. E. Shaw Party or other Restricted Person (as defined below) acting on behalf of a D. E. Shaw Party upon five (5) business days’ written notice by the Company to the D. E. Shaw Parties if such breach has not been cured within such five (5) business days’ notice period (or immediately upon receipt of such notice if such breach is incapable of being cured); provided, that the Company (i) specifies in such written notice, in reasonable detail, the material breach upon which it is relying to terminate its obligations under this Section 1 and (ii) is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period.
(i)Replacement New Directors. Subject to the following sentence of this Section 1(i), if any New Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any reason prior to the expiration of the Cooperation Period and at such time the D. E. Shaw Parties have aggregate beneficial ownership of the shares of Common Stock equivalent to a “net long position” of at least fifty percent (50%) of the then outstanding shares of Common Stock beneficially owned by the D. E. Shaw Parties as of the date of this Agreement (the “Minimum Ownership Threshold”) as set forth in the Beneficial Ownership Email (as defined below), the Company and the D. E. Shaw Parties shall cooperate to identify and mutually agree upon a replacement director candidate who is not an affiliate of the D. E. Shaw Parties and satisfies the Director Criteria (the “Replacement New Director”), and the Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary to appoint the Replacement New Director to serve as a director of the Company and as a member of each committee on which the replaced New Director served for the remainder of the New Director’s term; provided, that such Replacement New Director satisfies any applicable requirements for serving on such committees of which the applicable New Director was a member. Effective upon the appointment of the Replacement New Director to the Board, such Replacement New Director will be considered a New Director for all purposes of this Agreement from and after such appointment. It is a condition of such appointment that, prior to the appointment of the Replacement New Director pursuant to this Section 1(i), the Board (and all applicable committees thereof) shall have determined that such Replacement New Director satisfies the Director Criteria.
2.Cooperation.
(a)Non-Disparagement. Each of the D. E. Shaw Parties and the Company agrees that, from the date of this Agreement until the date that is thirty (30) calendar days prior to the notice deadline under the Company’s Amended and Restated Bylaws for the nomination by shareholders of non-proxy access director candidates for election to the Board at the 2025 Annual Meeting (such period, the “Cooperation Period”), the Company and the D. E. Shaw Parties shall refrain from making, and shall cause each of their respective controlled Affiliates and each of their and their controlled Affiliates’ respective principals, directors, members, general partners, officers and employees (collectively, “Covered Persons”) acting on their behalf not to make or cause to be made any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or calls into disrepute (i) in the case of any such statements or announcements by the D. E. Shaw Parties or their Covered Persons: the Company and its Affiliates or any of its or their respective current or former Covered Persons or any of the Company’s businesses, products or services (provided, that nothing herein shall prevent the D. E. Shaw Parties or their Covered Persons from making any statement or announcement unrelated to (and which does not reference in any way) the Company, its business, or the Board concerning Covered Persons of the Company and its Affiliates), and (ii) in the case of any such statements or announcements by the Company or its Covered Persons: the D. E. Shaw Parties and their Affiliates or any of its or their respective current or former Covered Persons (provided, that nothing herein shall prevent the Company or its Covered Persons from making any statement or announcement unrelated to (and which does not reference in any way) the D. E. Shaw Parties or their business concerning Covered Persons of the D. E. Shaw Parties), in each case, including (A) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to the SEC or any other governmental or regulatory authority, (B) in any press release or other publicly available format and (C) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview or podcast, Internet or social media communication). The foregoing shall not (x) restrict the ability of any person to comply with any subpoena, legal requirement, or other legal process or to respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder or (y) apply to any private communications (1) among the D. E. Shaw Parties and their Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the one hand, and among the Company and its Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the other hand, or (2) by the D. E. Shaw Parties or their Affiliates to their limited partner investors or potential limited partner investors (provided, that, in the case of this clause (y)(2), any such private communications are limited to factual statements that do not otherwise violate the terms of this Section 2(a), are consistent with prior practice, and are expressly understood and agreed to be private communications), in each case, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or the D. E. Shaw Parties to make public disclosure (of any kind) with respect thereto.
(b)Voting. During the Cooperation Period, the D. E. Shaw Parties will cause all of the Common Stock that the D. E. Shaw Parties or any of their controlled Affiliates has the right to vote (or to direct the vote) as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of shareholders of the Company or at any adjournments or postponements thereof, (i) in favor of each director nominated and recommended by the Board for election at any Annual Meeting or, if applicable, any other meeting of shareholders of the Company held during the Cooperation Period, (ii) against any shareholder nominations for directors that are not approved and recommended by the Board for election at any such meeting, (iii) against any proposals or resolutions to remove any member of the Board, and (iv) in accordance with the recommendations by the Board on all other proposals or business that may be the subject of a shareholder vote at such meetings; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to this Section 2 (b)(iv), the D. E. Shaw Parties and their Affiliates shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation; and provided further that the D. E. Shaw Parties and their Affiliates shall be permitted to vote in their sole discretion on any proposal with respect to an Extraordinary Transaction.
(c)Standstill. During the Cooperation Period, the D. E. Shaw Parties will not, and will cause their controlled Affiliates and their collective Covered Persons acting on their behalf (collectively with the D. E. Shaw Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior consent, invitation, or authorization of the Company or the Board, in each case, in writing:
(i)acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of record or beneficial ownership of any shares of Common Stock or securities convertible into shares of Common Stock, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any shares of Common Stock or securities convertible into shares of Common Stock, in each case, if such acquisition, offer, agreement or transaction would result, if consummated, in the D. E. Shaw Parties (together with their Affiliates) having beneficial ownership of, or aggregate economic or voting exposure to, more than 7.5% of the Common Stock outstanding at such time;
(ii)(A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s shareholders (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any shareholder proposal to the Company or the Board or any committee thereof, (D) seek, alone or in concert with others the removal of any member of the Board or (E) conduct a referendum of shareholders of the Company or engage in any “withhold” or similar campaign;
(iii)make any request for any shareholder list or similar materials or other books and records of the Company or any of its subsidiaries, whether pursuant to Section 220 of the Delaware General Corporation Law or any other statutory or regulatory provisions providing for shareholder access to books and records of the Company or its Affiliates;
(iv)engage in any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act but without giving effect to any of the exclusions from such definition under SEC rules, including without limitation the exclusion relating to solicitations of ten (10) or fewer shareholders) of proxies with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies;
(v)disclose, other than as is consistent with the Board’s recommendation in connection with such matter, to any Third Party, either publicly or in a manner that would reasonably be expected to result in or require public disclosure, its voting or consent intentions or votes as to matters submitted to a shareholder vote during the Cooperation Period (it being understood that instructing Third Parties to implement such votes or consents in a ministerial manner in accordance with this Agreement would not be a violation of this provision);
(vi)knowingly seek to advise, encourage or influence any Third Party, other than as is consistent with the Board’s recommendation on such matter, with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company;
(vii)take any action in support of or make any proposal, announcement or request, either publicly or in a manner that would reasonably be expected to result in or require public disclosure, with respect to, (A) any change in the number, term or identity of directors of the Company or the filling of any vacancies on the Board other than as provided under Section 1 of this Agreement, (B) any change in the business, capitalization, capital allocation policy or dividend policy of the Company or sale, spinoff, splitoff or other similar separation of one or more business units or any other Extraordinary Transaction, (C) any other change to the Board or the Company’s management, business or corporate or governance structure, (D) any waiver, amendment or modification to the Organizational Documents, (E) causing the Common Stock to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(viii)knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any Common Stock, or (B) conducting any type of referendum relating to the Company (including for the avoidance of doubt with respect to the Company’s management or the Board) (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter);
(ix)form, join, knowingly encourage or knowingly participate in or act in concert with any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any shares of Common Stock or securities convertible into shares of Common Stock, other than solely with Affiliates of the D. E. Shaw Parties with respect to any shares of Common Stock or securities convertible into shares of Common Stock now or hereafter owned by them;
(x)enter into a voting trust, arrangement or agreement, or subject any shares of Common Stock or securities convertible into shares of Common Stock to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement (B) solely with Affiliates of the D. E. Shaw Parties or (C) granting proxies in solicitations approved by the Board;
(xi)other than through open market broker sale transactions where the identity of the purchaser is unknown, sell, offer, or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, shares of Common Stock or any voting rights decoupled from the underlying Common Stock held by a Restricted Person to any Third Party;
(xii)institute, solicit, knowingly assist or join as a party any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 10, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing or participating in bona fide commercial or legal disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights or (E) responding to or complying with validly issued legal process;
(xiii)make any disclosure or announcement, either publicly or in a manner reasonably likely to result in or require public disclosure, regarding any intent, purpose, place or proposal with respect to the Board, the Company, its management, policies or affairs, strategy, operations, financial results, any of its securities or assets or this Agreement, except in a manner consistent with the Press Releases (as defined below) and the other provisions of this Agreement;
(xiv)enter into any negotiations, agreements, arrangements, or understandings (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c); or

(xv)make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause), in each case publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal.
The Restricted Persons will instruct their respective Representatives acting on their behalf to comply with this Section 2(c) and any failure by such Representatives to comply with such instructions shall be deemed a breach by the D. E. Shaw Parties of this Section 2(c).
The restrictions in this Section 2 shall terminate automatically upon any material breach of this Agreement by the Company (including, without limitation, a failure by the Company to appoint any of the New Directors or any Replacement New Director, as applicable, to the Board in accordance with Section 1, a failure to form the Business Review Committee or adopt the Business Review Committee Charter, a failure to perform any of the actions contemplated in Section 1(f), or a failure by the Company to issue the Press Releases (as defined below) in accordance with Section 3) upon five (5) business days’ written notice by any of the D. E. Shaw Parties to the Company if such breach has not been cured within such notice period (or immediately upon such notice if such breach is incapable of being cured); provided, that the D. E. Shaw Parties (i) specify in such written notice, in reasonable detail, the material breach on which they are relying to terminate its obligations under this Section 2 and (ii) are not in material breach of this Agreement at the time such notice is given or during the notice period.
Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including, without limitation, the restrictions in this Section 2) will prohibit or restrict any of the Restricted Persons from (A) making any factual statement to comply with any subpoena, legal requirement, or other legal process or to respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Restricted Person) or making any regulatory filing required pursuant to the Exchange Act or any other applicable regulatory regime (provided, that any such legal requirement or regulatory filing does not arise from or relate to an action by a Restricted Person that would otherwise violate Section 2(a) or this Section 2(c) and any such statement, whether or not in a regulatory filing, does not otherwise violate Section 2(a) or this Section 2(c)), (B) communicating privately with the Board or any of the Company’s senior officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, result in or require the Company or the D. E. Shaw Parties to make public disclosure (of any kind) with respect thereto, (C) taking actions in furtherance of identifying and nominating director candidates in connection with the 2025 Annual Meeting, so long as such actions are not intended to, and would not reasonably be expected to, result in or require the Company or the D. E. Shaw Parties to make public disclosure (of any kind) with respect thereto, (D) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, or (E) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the New Directors in the exercise of their fiduciary duties.
3.Public Announcement. Promptly following the execution of this Agreement, the Company and the D. E. Shaw Parties shall announce this Agreement by means of two mutually agreed press releases, which such press releases are attached hereto as Exhibit B and Exhibit C (each a “Press Release,” collectively, the “Press Releases”). The Press Release attached hereto as Exhibit B will be made public by the Company on December 11, 2023 (the “December 11

Press Release”). The Press Release attached hereto as Exhibit C will be made public by the Company on December 12, 2023 (the “December 12 Press Release”). During the Cooperation Period, neither the Company nor the D. E. Shaw Parties shall make or cause to be made any public announcement or statement with respect to the subject matter of this Agreement that is inconsistent with or contrary to the statements made in the Press Releases, except as required by law or the rules of any stock exchange or with the prior written consent of the other party. The D. E. Shaw Parties acknowledge and agree that the Company will file this Agreement and file or furnish the Press Releases with the SEC as exhibits to a Current Report on Form 8-K within four (4) business days of the execution of this Agreement.
4.Representations and Warranties of the Company. The Company represents and warrants to the D. E. Shaw Parties as follows: (a) the Company has the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by the D. E. Shaw Parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery, and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, the Organizational Documents or any material agreement, contract, commitment, understanding, or arrangement to which the Company is a party or by which it is bound.
5.Representations and Warranties of the D. E. Shaw Parties. The D. E. Shaw Parties represent and warrant to the Company as follows: (a) the D. E. Shaw Parties have the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the D. E. Shaw Parties, constitutes a valid and binding obligation and agreement of the D. E. Shaw Parties and, assuming the valid execution and delivery hereof by the Company, is enforceable against the D. E. Shaw Parties in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery, and performance of this Agreement by the D. E. Shaw Parties does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to the D. E. Shaw Parties, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which the D. E. Shaw Parties are a party or by which they are bound; (d) the D. E. Shaw Parties are shareholders of the Company and the information set forth in the e-mail with the subject line “The D. E. Shaw Parties Beneficial Ownership” sent to the Company’s counsel by the D. E. Shaw Parties’ counsel, in each case, as identified in Section 7, on December 9, 2023 (the “Beneficial Ownership Email”), with respect to the number of shares of Common Stock beneficially owned by the D. E. Shaw Parties as of the date of this Agreement, any derivative or other economic arrangements in place with respect to the Company, and the manner in which such shares of Common Stock are held, is true, accurate and complete in all respects other than de minimis respects; and (e) to the knowledge of the D. E. Shaw Parties after reasonable inquiry, there is no legal or contractual restriction that would prohibit the New Directors from serving on the Board or any committees of the Board to which the New Directors will be appointed or elected pursuant to this Agreement.
6.Definitions. For purposes of this Agreement:
(a)the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided that none of the Company or its Affiliates or Representatives, on the one hand, and the D. E. Shaw Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that, with respect to the D. E. Shaw Parties, “Affiliates” shall not include any portfolio company of the D. E. Shaw Parties or their Affiliates (provided, that such portfolio companies are not acting on behalf of or in concert with the D. E. Shaw Parties or their Affiliates with respect to the Company).
(b)the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person will also be deemed to be the beneficial owner for purposes of this Agreement of (i) all shares of the Company’s authorized share capital which such person has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement, or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional and (B) economic exposure to through any option, warrant, convertible security, swap, hedging or other derivative instrument or agreement of any nature and (ii) all shares of the Company’s authorized share capital which such person or any of such person’s Affiliates has or shares the right to vote or dispose;
(c)the term “business day” shall mean any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed;
(d)the term “Common Stock” means the Company’s common stock, par value $1.00 per share;
(e)the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder;
(f)the term “Extraordinary Transaction” shall mean any tender offer, exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets, sale, spinoff, splitoff or other similar separation of one or more business units, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets);
(g)the term “net long position” shall be as defined in Rule 14e-4 under the Exchange Act;
(h)the terms “person” or “persons” shall be interpreted broadly to include any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, group, association, organization, or other entity of any kind or nature;

(i)the term “Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, advisors and other representatives;
(j)the term “SEC” means the U.S. Securities and Exchange Commission; and
(k)the term “Third Party” means any person that is not a party to this Agreement or a controlling or controlled (or under common control) Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement.
7.Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address(es) set forth below, (b) given by a nationally recognized overnight carrier, one (1) business day after being sent or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section 7:
L3Harris Technologies, Inc.
1025 West NASA Boulevard
Melbourne, Florida 32919
Attention:     Scott T. Mikuen

with a copy to (which shall not constitute notice to the Company):
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Melissa Sawyer
Email: sawyerm@sullcrom.com

if to the D. E. Shaw Parties:
D. E. Shaw & Co., L.P.
1166 Avenue of the Americas
Ninth Floor
New York, NY 10036
Attention:    Martin Lebwohl
Email:        Martin.Lebwohl@deshaw.com
with a copy to (which shall not constitute notice to the D. E. Shaw Parties):
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention:    Eleazer Klein
Email:        eleazer.klein@srz.com

At any time, any party hereto may, by notice given in accordance with this Section 7 to the other party, provide updated information for notices hereunder.
8.Inapplicability of Agreement to Certain Affiliates. The D. E. Shaw Parties represent and warrant to the Company that (a) D. E. Shaw Investment Management, L.L.C. (“DESIM”) is an investment adviser affiliated with the D. E. Shaw Parties that, in managing equity portfolios on behalf of its clients, deploys primarily benchmark-relative investment strategies and (b) the D. E. Shaw Parties and their Affiliates (other than DESIM and the funds and accounts managed by

DESIM) are not clients of DESIM. The parties hereto agree that, notwithstanding anything to the contrary herein, this Agreement is not intended to limit or apply to the ordinary course activities of DESIM or the funds and accounts it manages; provided, that none of DESIM or any of the funds and accounts it manages are acting on behalf of or in concert with the D. E. Shaw Parties or any of their Affiliates with respect to the Company. For the avoidance of doubt, the D. E. Shaw Parties further represent and warrant that they will not knowingly take, or knowingly seek to take, through DESIM any action that would constitute a breach of Section 2 if such action was taken by the D. E. Shaw Parties.
9.Expenses. All fees, costs, and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs, or expenses.
10.Specific Performance; Remedies; Venue; Waiver of Jury Trial.
(a)The Company and the D. E. Shaw Parties acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). Accordingly, the Company and the D. E. Shaw Parties each agree to the grant of an injunction or injunctions in favor of the other party to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND THE D. E. SHAW PARTIES AGREE THAT: (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.
(b)Each of the Company and the D. E. Shaw Parties (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any court sitting in the State of Delaware in New Castle County) and any appellate court from such courts (the “Chosen Courts”), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Courts, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in the Chosen Courts, (iv) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the Chosen Courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.
(c)    Both of the parties hereto, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. Neither party hereto shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.
11.Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.
12.Termination. This Agreement will terminate upon the expiration of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 6 to 17 shall survive termination of this Agreement, and no termination of this Agreement shall relieve either party of liability for any breach of this Agreement arising prior to such termination.
13.Counterparts. This Agreement may be executed in one or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement. For the avoidance of doubt, neither party hereto shall be bound by any contractual obligation to the other party hereto (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by both of the parties hereto and delivered to the other party hereto (including by means of electronic delivery).
14.No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and the D. E. Shaw Parties and is not enforceable by any other persons. Neither party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other party hereto, and any assignment in contravention hereof will be null and void.
15.No Waiver. No failure or delay by either party in exercising any right or remedy hereunder will operate as a waiver thereof or of any breach of any other provision hereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of either party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
16.Entire Understanding; Amendment. This Agreement (together with the exhibits hereto, and any other written agreement entered into by the parties hereto dated as of the date hereof) contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the D. E. Shaw Parties.
17.Interpretation and Construction. Each of the Company and the D. E. Shaw Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Both parties and their respective counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and the D. E. Shaw Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. References to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When a reference is made in this Agreement to any Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule (other than rules promulgated by the SEC) or statute as from time to time amended, modified or supplemented.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

D. E. SHAW OCULUS PORTFOLIOS, L.L.C.

By:	/s/ Michael O’Mary
Name: Michael O’Mary
Title: Authorized Signatory

D. E. SHAW VALENCE PORTFOLIOS, L.L.C.

By:	/s/ Michael O’Mary
Name: Michael O’Mary
Title: Authorized Signatory

L3HARRIS TECHNOLOGIES, INC.

By:	/s/ Scott T. Mikuen
Name:	Scott T. Mikuen
Title:	Senior Vice President, General Counsel and Secretary

    [Signature Page to Cooperation Agreement]

Exhibit A
Business Review Committee Charter

Business Review Committee Charter
Committee Members:
Bill Swanson – Co-Chair
Roger Fradin – Co-Chair
Kirk Hachigian
Rita Lane

Purpose
The Business Review Committee (the “Committee”) was established by the Board of Directors (the “Board”) of L3Harris Technologies Inc. (the “Company”) (i) pursuant to duly enacted resolutions of the Board, dated as of December 10, 2023 and (ii) in connection with the execution of that certain Cooperation Agreement, dated as of December 10, 2023, by and between D. E. Shaw Oculus Portfolios, L.L.C. and D. E. Shaw Valence Portfolios, L.L.C. (such entities collectively, the “D. E. Shaw Parties”) and the Company (the “Cooperation Agreement”). The Committee’s purpose is to conduct a business review of the Company’s operational performance, cost structure and related margin improvement opportunities, portfolio composition, organizational structure as well as exploring all other available shareholder value creation levers, with the goal of making recommendations to the Board with respect to the results of such review as promptly as practicable following the completion of the Committee’s work (the “Purpose”). The Committee shall have such other duties as may be delegated from time to time by the Board and have the authority to perform any other functions that it may find necessary or appropriate in furtherance of the Committee’s purpose.
Committee Composition
1.Members. The Committee shall consist of four members. Three of the members of the Committee shall be designated in accordance with the terms of the Cooperation Agreement. Any vacancies on the Committee, if and as applicable, shall be filled in accordance with the terms of the Cooperation Agreement.
2.Co-Chairs. The Co-Chairs of the Committee shall be Bill Swanson and Roger Fradin. The Co-Chairs shall chair all regular sessions of the Committee.
3.Removal and Replacement. Any vacancies on the Committee caused by members of the Committee designated pursuant to the Cooperation Agreement being unable or unwilling to serve as a director for any reason shall be filled in accordance with the Cooperation Agreement. All other members of the Committee may be removed or replaced, and any other vacancies on the Committee shall be filled, by the Board (excluding any New Directors (as such term is defined in the Cooperation Agreement)).
Committee Meetings
1.Meetings. The Co-Chairs of the Committee, in consultation with the Committee members, shall determine the schedule and frequency of the Committee meetings; provided, that, to the greatest extent possible, meetings will be held to accommodate all of the Committee members’ availability; and provided, further, notice of any such meeting shall be delivered to all Committee members at least forty-eight hours in advance of the meeting time. Meetings of the Committee may also be called at the request of any two members of the Committee. Meetings of the Committee may be held in person, virtually or by conference call. The Committee shall meet as often as it deems necessary to fulfill its responsibilities. The Committee’s initial meeting is to be held within thirty days of the Committee’s establishment.
2.Attendance by Other Directors. All directors that are not members of the Committee may attend meetings of the Committee but may not vote.
3.Quorum; Voting. A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee. The Committee may act by a writing or writings signed by all of its members without a meeting.

4.Agenda. The Co-Chairs of the Committee shall develop and set the Committee’s agenda, and, in their discretion, in consultation with other members of the Committee, the Board, the CEO and Chief Financial Officer (“CFO”) (or either of their respective designees selected for such purposes). The agenda and, to the extent practical, information concerning the business to be conducted at each Committee meeting shall be provided to the members of the Committee in advance of each meeting.
5.Evaluation; Assessment. The Committee will make recommendations to the Board with respect to the results of the Review (as defined below) as promptly as practicable following the completion of the Review. Following the Board’s review of the Committee’s determinations and recommendations and following the Board’s determinations, the Company shall promptly announce the Board’s determinations publicly.
Duties
The focus of the Committee and its mandate will be to review the Company’s operational performance, cost structure and related margin improvement opportunities, portfolio composition, organizational structure and all other available shareholder value creation levers. In furtherance of this, the Committee shall review, evaluate and make recommendations to the Board regarding the following matters (the “Review”):
a)the Company’s operational performance, including the Company’s cost structure and opportunities to drive sustainable and consistent improvement in profit margins;
b)the Company’s portfolio composition of businesses, including evaluating and making recommendations regarding potential value enhancing opportunities relative to the current configuration of such businesses;
c)the Company’s cash flow, capital expenditures and overall capital allocation, including opportunities for optimal shareholder capital return;
d)the Company’s organizational structure, personnel and reporting lines;
e)the Company’s strategic, financial and operational strategies and any growth opportunities that may be available to address any shortfalls or inefficiencies therein, including identifying opportunities to enhance the competitive positioning and business and financial profile of the Company’s assets and businesses; and
f)any matters related to any of the above, or otherwise in furtherance of the “Purpose”, as may be determined by the Committee.
Authority
1.The Co-Chairs of the Committee shall be authorized to make requests to employees and advisors of the Company for any information, records, documents and analyses (including any requests for members of the management of the Company to be present in the Committee’s meetings) that are reasonably related to the Committee’s Purpose to assist the Committee in the performance of its duties. The Co-Chairs of the Committee shall coordinate any such requests with the CEO or the CFO (or either of their respective designees selected for such purposes), who shall provide any such information, records, documents and analyses as promptly as reasonably practicable and to all members of the Committee at the same time as provided to the requesting members of the Committee.
2.The Committee shall be authorized to engage, at the expense of the Company, such outside counsel, experts, financial and other advisors, consultants and other persons (each, an “External Advisor”, and together, “External Advisors”) as a majority of the Committee determines is appropriate to assist it in the full performance of its duties. Prior to engaging with any External Advisor, the Co-Chairs of the Committee shall consult with the Board, provided, however, that the Committee shall have the authority to approve the fees and other engagement terms of any External Advisor. The Committee will not engage any External Advisor (i) without the approval of a majority of the Committee, or (ii) if doing so would violate any of the Company’s existing arrangements or contractual relationships.
3.The Committee shall not (i) be entitled or empowered to authorize, approve, adopt, ratify, negotiate, or otherwise take any action with respect to any transaction, agreement, offer, proposal, arrangement or otherwise, whether preliminary or definitive, or (ii) have or exercise any authority to approve any action of the Company or any of its subsidiaries.

4.The Committee shall not report its findings or recommendations publicly or to any person or entity other than the CEO and the Board.
5.The Committee will disband and dissolve without any required action of the Board after it has completed its review and made recommendations to the Board, which it shall endeavor to complete on or prior to the date of the Company’s 2024 annual meeting of shareholders, unless the Board should otherwise determine to extend the term of the Committee.
Adopted: December 10, 2023